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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number 000-27777

(Check One): [X] Form 10-KSB   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-QSB
             [ ] Form N-SAR

         For Period Ended:  December 31, 2000
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              [ ]   Transition Report on Form 10-K
              [ ]   Transition Report on Form 20-F
              [ ]   Transition Report on Form 11-K
              [ ]   Transition Report on Form 10-Q
              [ ]   Transition Report on Form N-SAR

         For the Transition Period Ended:
                                         --------------------

         READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         NOTHING ON THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART 1 -- REGISTRANT INFORMATION

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Full Name of Registrant:
BLAGMAN MEDIA INTERNATIONAL, INC. (Successor Registrant to MNS Eagle Equity Group I, Inc.)
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Former Name if Applicable:

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Address of Principal Executive Office (Street and Number):
1901 AVENUE OF THE STARS, SUITE 1710
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City, State and Zip Code:
LOS ANGELES, CA 90067
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                       PART II -- RULES 12b-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons defined in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject matter report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         Effective April 2000, the equity control and management of the issuer changed and the subject report is the first full annual report being prepared with respect to the Registrant by the current management and auditors. Management is still in the process of working with the auditors to confirm certain transactions and the underlying historical and third party information needed to complete the report. Accordingly, the subject work could not be completed within the required time periods without unreasonable effort or expense. The Registrant expects that the subject report will be filed on or before the fifteenth calendar day following the prescribed due date.

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                          Part IV -- Other Information

(1) Name and telephone number of person to contact in regard to this notification

         Robert Blagman                     (310) 788-5444
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             (Name)                  (Area  Code) (Telephone  Number)
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(2)      Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        [X] Yes     [ ] No
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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [X] Yes     [ ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  Company's operations changed by virtue of a recapitalization in the prior year which affects operations (see Part III narrative).

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                        BLAGMAN MEDIA INTERNATIONAL, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     March 30, 2001

                                         By:      /S/  Robert Blagman
                                                  ------------------------
                                                  Robert Blagman,
                                                  Chief Executive Officer